                                                                      Exhibit 12



                      AMERICAN INTERNATIONAL GROUP,  INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)





                                                           NINE MONTHS ENDED SEPTEMBER 30,       THREE MONTHS ENDED SEPTEMBER 30,
                                                           -------------------------------       ---------------------------------
                                                               1994                1993                 1994                1993
                                                               ----                ----                 ----                ----
Income before income taxes and cumulative effect of
  accounting changes                                   $     2,167,416      $    1,910,747      $       748,313      $      620,237
Less - Equity income of less than 50% owned persons             32,153              34,024               11,423              12,425
Add - Dividends from less than 50% owned persons                 3,701               3,465                  958                 716
                                                         -------------        ------------        -------------        ------------
                                                             2,138,964           1,880,188              737,848             608,528
Add -
  Fixed charges                                              1,044,165             931,419              339,209             236,227
Less -
  Capitalized interest                                          33,293              31,538               11,021               9,807
                                                         -------------        ------------        -------------        ------------
Income before income taxes, cumulative effect of
  accounting changes and fixed charges                 $     3,149,836      $    2,780,069      $     1,066,036      $      834,948
                                                         =============        ============        =============        ============
Fixed charges:
  Interest costs                                       $       994,041      $      872,487      $       322,501      $      216,583
  One-third rental expenses *                                   50,124              58,932               16,708              19,644
                                                         -------------        ------------        -------------        ------------
      Total fixed charges                              $     1,044,165      $      931,419      $       339,209      $      236,227
                                                         =============        ============        =============        ============
Ratio of earnings to fixed charges                                3.02                2.98                 3.14                3.53


*  The proportion deemed representative of the interest factor.



The ratio shown is significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, which exclude the effects of the operating results of AIGFP, are 5.17 and 5.15 for the third quarter and 5.45 and 5.55 for the first nine months of 1994 and 1993, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.





                                      -40-